                                   EXHIBIT 20


                       [CIGNA NEWS RELEASE LETTERHEAD]

For Release:     IMMEDIATE


Contact: ROBERT W. SULLIVAN, FINANCIAL RELATIONS - (215) 761-6130 MICHAEL J. MONROE, MEDIA RELATIONS - (215) 761-6133


                       CIGNA'S THIRD QUARTER 1994 RESULTS

PHILADELPHIA, OCTOBER 31, 1994 -- CIGNA Corporation (NYSE:CI) today reported third quarter 1994 consolidated net income of $123 million ($1.70 per share), compared with a loss of $94 million ($1.31 per share) a year ago. For the nine months of 1994, consolidated net income was $372 million ($5.14 per share), compared with $40 million ($0.55 per share) a year ago.

OPERATING INCOME*
- -----------------

Operating results for the third quarter and nine months of 1994 improved over comparable periods of 1993. The third quarter operating results were $122 million of income versus a loss of $167 million in 1993. For the nine months of 1993 operating income was $342 million versus a loss of $82 million in 1993.

"Our health, pension and life insurance businesses continue to produce strong earnings and returns. The Property and Casualty fundamentals are beginning to show improvement. The decision to exit the property and casualty reinsurance business underscores our commitment to focus on those businesses that can improve shareholder returns," said Wilson H. Taylor, CIGNA's Chief Executive Officer.





* Operating income is defined as net income excluding realized investment gains and losses.

The third quarter and nine months of 1994 reflect a $9 million after-tax charge for CIGNA's substantial withdrawal from the property and casualty reinsurance business and a $26 million after-tax charge for property and casualty reinsurance reserve strengthening. The third quarter and nine months of 1993 reflect a $244 million after-tax charge for asbestos and environmental litigation expenses, a $107 million after-tax restructuring charge and a benefit of $48 million from the federal income tax rate change.

The 1994 third quarter operating income, adjusted to eliminate the items discussed above and shown on the supplemental financial information page, was $149 million versus $143 million in 1993. For the nine months of 1994, operating income excluding those items was $369 million versus $228 million in 1993.


REALIZED GAINS/LOSSES
- ---------------------

The 1994 third quarter consolidated net income includes after-tax realized investment gains of $1 million ($0.01 per share), compared with gains of $73 million ($1.01 per share) for the same period of 1993. For the nine months of 1994, consolidated net income included after-tax realized investment gains of $30 million ($0.41 per share), compared with gains of $122 million ($1.69 per share) for the same period of 1993.

REVENUES
- --------

Consolidated revenues for the third quarter of 1994 were $4.6 billion, compared with $4.5 billion for 1993. For the first nine months of 1994, consolidated revenues were $13.7 billion, versus $13.5 billion in 1993.

ASSETS/SHAREHOLDERS' EQUITY
- ---------------------------

Assets at September 30, 1994 were $86.0 billion, compared with $85.0 billion at year-end 1993. Shareholders' equity was $5.9 billion ($81.68 per share) at September 30, 1994, compared with $6.6 billion ($91.30 per share) at December 31, 1993. During the nine months of 1994, shareholders' equity decreased approximately $700 million due to upward movement in interest rates, which reduced the unrealized appreciation of securities carried at fair value. The new mark to market SFAS 115 requirement will result in fluctuations in shareholders' equity.

SEGMENT RESULTS:

Segment results are discussed excluding the previously referenced adjustments:

EMPLOYEE LIFE AND HEALTH BENEFITS
- ---------------------------------

This segment, which includes CIGNA's HMO and Indemnity operations, had operating income of $132 million in the third quarter of 1994. This compares with operating income of $134 million in the third quarter of 1993. For the nine months of 1994, operating income was $381 million, compared with $309 million in 1993.

Indemnity results declined in the third quarter from $88 million to $81 million. Year-to-date 1994 results remain strong at $221 million compared with $195 million for 1993. HMO operations had operating income of $51 million for the third quarter of 1994, compared with $46 million for the same period of last year. For the nine months of 1994, HMO operating income was $160 million, compared with $114 million in 1993. These HMO improvements are attributable to good membership growth and favorable medical cost experience.

HMO medical membership grew by 122,000 to approximately 3.2 million enrollees in the third quarter of 1994, a 24% increase over third quarter 1993 levels. Year to date membership has grown by 549,000 enrollees.

EMPLOYEE RETIREMENT AND SAVINGS BENEFITS
- ----------------------------------------

This segment, which operates in the defined benefit and defined contribution markets, had operating income of $46 million in the third quarter of 1994.
This compares with operating income of $43 million in the third quarter of 1993. For the nine months of 1994, operating income was $138 million, compared with $131 million in 1993.

The third quarter 1994 increase reflects improved interest margins on defined contribution business and higher earnings from an increased asset base.

Assets under management at September 30, 1994 were $34.3 billion, an increase of 2 percent from $33.6 billion as of September 30, 1993.

INDIVIDUAL FINANCIAL SERVICES
- -----------------------------

This segment, which includes individual and corporate-owned life insurance, life and health reinsurance, and annuity businesses, had operating income of $33 million in the third quarter of 1994. This compares with operating income of $29 million in the third quarter of 1993. For the nine months of 1994, operating income was $96 million, compared with $82 million in 1993. The third quarter 1994 results reflect improved earnings on interest-sensitive business.

PROPERTY AND CASUALTY
- ---------------------

This segment, which includes Domestic, International and Reinsurance operations, had an operating loss of $45 million in the third quarter of 1994, compared with an operating loss of $44 million for the same period in 1993.
For the nine months of 1994, the operating loss was $206 million, compared with $226 million in 1993.

The third quarter and nine months of 1994 included after-tax catastrophe losses of $7 million and $95 million, respectively. This compares with losses of $23 million and $87 million for the respective periods of 1993.

The GAAP combined operating ratio after policyholders' dividends was 122 and 126 for the third quarter and nine months of 1994, compared with 162 and 139 for the comparable periods of 1993. Excluding the referenced adjustments, combined ratios were 119 and 124 for the third quarter and nine months of 1994, compared with 124 and 127 for the comparable periods of 1993.

OTHER
- -----

Other Operations, which includes unallocated investment income, expenses and taxes, as well as the results of CIGNA's investment and real estate subsidiaries and settlement annuity business, had an operating loss of $17 million in the third quarter of 1994. This compares with an operating loss of $19 million in the third quarter of 1993.

For the nine months of 1994, the operating loss was $40 million, compared with a loss of $68 million in 1993. The first quarter of 1994 included a $20 million after-tax gain from the sale of a business.


                                      ###

CIGNA  CORPORATION
COMPARATIVE  SUMMARY  OF  FINANCIAL  RESULTS
(Dollars in millions, except per share amounts)                     [CIGNA LOGO]
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------------------------------
                                                       Three Months Ended            Nine Months Ended
                                                         September 30,                  September 30,
                                                        1994         1993              1994       1993
========================================================================================================
REVENUES
    Premiums and fees                               $  3,497   $  3,298         $  10,307   $  10,052
    Net investment income                                980        971             2,940       2,878
    Other revenues                                       117        146               372         379
    Realized investment gains                              6        110                50         153
- --------------------------------------------------------------------------------------------------------
         Total                                      $  4,600   $  4,525         $  13,669   $  13,462
- -----------------------------------------------------===================================================

NET INCOME (LOSS) BY SEGMENT
    Employee Life and Health Benefits               $    126   $    152         $     387   $     355
    Employee Retirement and Savings Benefits              47         44               142         116
    Individual Financial Services                         31         39               100          79
    Property and Casualty:
       Operations                                        (27)       (69)              (98)       (121)
       Asbestos and Environmental Losses                 (42)      (251)             (118)       (323)
                                                     -------     ------          --------    --------
    Total Property and Casualty                          (69)      (320)             (216)       (444)
    Other Operations                                     (12)        (9)              (41)        (66)

- --------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                   $    123   $    (94)        $     372   $      40
- -----------------------------------------------------===================================================

SHAREHOLDERS' EQUITY at September 30                                            $   5,900   $   5,632
- ---------------------------------------------------------------------------------=======================

WEIGHTED AVERAGE SHARES
    OUTSTANDING (thousands)                           72,354     72,056            72,318      71,995
- -----------------------------------------------------===================================================

PER SHARE:
    Net income (loss)                               $   1.70   $  (1.31)        $    5.14   $    0.55
- -----------------------------------------------------===================================================

    Shareholders' Equity at September 30                                        $   81.68   $   78.23
- ---------------------------------------------------------------------------------=======================

PROPERTY AND CASUALTY
   STATISTICS  (GAAP)
   Net written premiums                             $  1,056   $  1,054         $   2,963   $   3,153
   Earned premiums                                  $  1,090   $  1,070         $   3,092   $   3,246
   Underwriting ratios:
        Loss and loss adjustment expense               86.1%     123.9%             88.8%      100.2%
        Underwriting expense                           34.9%      35.4%             35.7%       36.6%
- --------------------------------------------------------------------------------------------------------
        Combined ratio                                121.0%     159.3%            124.5%      136.8%
- -----------------------------------------------------===================================================
        Combined after policyholders' dividends       122.4%     161.6%            125.7%      139.3%
- -----------------------------------------------------===================================================

   Pre-tax catastrophe losses                       $     11   $     36         $     146   $     134
- -----------------------------------------------------===================================================

CIGNA CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
FINANCIAL DATA EXCLUDING SPECIFIC ADJUSTMENTS - RESULTS OF OPERATIONS
(Dollars in millions, except per share amounts)
                                                                    [CIGNA LOGO]
- --------------------------------------------------------------------------------
For informational purposes, the following information presents the effects of the items noted below on published results of operations. The information presented in this manner does not conform with Generally Accepted Accounting Principles.


                                                           Employee Life & Health Benefits              Employee      Individual
                                                                                                      Retirement &     Financial
                                                         Indemnity        HMOs          Total       Savings Benefits    Services
Three months ended September 30,                       1994    1993   1994   1993    1994    1993    1994    1993     1994    1993
                                                      -----------------------------------------------------------------------------
Operating income (loss)  before adjustments             $81     $88    $51    $46    $132    $134     $46     $43      $33     $29
Asbestos/environmental litigation charge                  -       -      -      -       -       -       -       -        -       -
Restructuring charges                                     -      (5)     -     (5)      -     (10)      -       -        -       -
Reinsurance exposures charge                              -       -      -      -       -       -       -       -        -       -
Federal income tax rate change                            -      12      -      2       -      14       -       1        -       3
Tax audits                                                1      (1)    (1)    (4)      -      (5)     (2)      6        -       5
                                                      -----------------------------------------------------------------------------
Operating income (loss) as published                     82      94     50     39     132     133      44      50       33      37
                                                      -----------------------------------------------------------------------------
After-tax realized investment gains (losses)
    before adjustments                                   (6)     21      -      -      (6)     21       4      (3)      (2)      3
Tax audits                                                -      (2)     -      -       -      (2)     (1)     (3)       -      (1)
                                                      -----------------------------------------------------------------------------
After-tax realized investment gains (losses)
    as published                                         (6)     19      -      -      (6)     19       3      (6)      (2)      2
- -----------------------------------------------------------------------------------------------------------------------------------
 Net income (loss)                                       $76    $113    $50    $39    $126    $152     $47     $44      $31     $39
===================================================================================================================================


                                                   Property &                                                     Earnings
                                                    Casualty              Other          Consolidated             Per Share
Three months ended September 30,                1994       1993       1994     1993      1994     1993       1994         1993
                                                --------------------------------------------------------------------------------
Operating income (loss)  before adjustments     ($45)*     ($44)*     ($17)    ($19)     $149     $143      $2.06        $1.99
Asbestos/environmental litigation charge           -       (244)         -        -         -     (244)         -        (3.39)
Restructuring charges                             (9)       (97)         -        -        (9)    (107)     (0.12)       (1.49)
Reinsurance exposures charge                     (26)       (16)         -        -       (26)     (16)     (0.36)       (0.22)
Federal income tax rate change                     -         24          -        6         -       48          -         0.67
Tax audits                                         8          3          2        -         8        9       0.11         0.12
                                                --------------------------------------------------------------------------------
Operating income (loss) as published             (72)      (374)       (15)     (13)      122     (167)      1.69        (2.32)
                                                --------------------------------------------------------------------------------
After-tax realized investment gains (losses)
    before adjustments                             3         54          3        4         2       79       0.02         1.10
Tax audits                                         -          -          -        -        (1)      (6)     (0.01)       (0.09)
                                                --------------------------------------------------------------------------------
After-tax realized investment gains (losses)
    as published                                   3         54          3        4         1       73       0.01         1.01
- --------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                               ($69)     ($320)      ($12)     ($9)     $123     ($94)     $1.70       ($1.31)
================================================================================================================================






























                                                          Employee Life & Health Benefits           Employee        Individual
                                                                                                  Retirement &       Financial
                                                      Indemnity        HMOs          Total      Savings Benefits     Services
Nine months ended September 30,                     1994    1993   1994   1993    1994    1993    1994    1993     1994    1993
                                                   -----------------------------------------------------------------------------
Operating income (loss)  before adjustments         $221    $195   $160   $114    $381    $309    $138    $131      $96     $82
Asbestos/environmental litigation charge               -       -      -      -       -       -       -       -        -       -
Restructuring charges                                  -      (5)     -     (5)      -     (10)      -       -        -       -
Reinsurance exposures charge                           -       -      -      -       -       -       -       -        -       -
Federal income tax rate change                         -      12      -      2       -      14       -       1        -       3
Tax audits                                             1      (1)    (1)    (4)      -      (5)     (2)      6        -       5
                                                   -----------------------------------------------------------------------------
Operating income (loss) as published                 222     201    159    107     381     308     136     138       96      90
                                                   -----------------------------------------------------------------------------
After-tax realized investment gains (losses)
    before adjustments                                 6      49      -      -       6      49       7     (19)       4     (10)
Tax audits                                             -      (2)     -      -       -      (2)     (1)     (3)       -      (1)
                                                   -----------------------------------------------------------------------------
After-tax realized investment gains (losses)
    as published                                       6      47      -      -       6      47       6     (22)       4     (11)
- --------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                   $228    $248   $159   $107    $387    $355    $142    $116     $100     $79
================================================================================================================================


                                                    Property &                                                      Earnings
                                                     Casualty               Other          Consolidated            Per Share
Nine months ended September 30,                   1994       1993       1994     1993      1994     1993       1994         1993
                                                -----------------------------------------------------------------------------------
Operating income (loss)  before adjustments      ($206)*    ($226)*     ($40)    ($68)     $369     $228      $5.10        $3.17
Asbestos/environmental litigation charge             -       (244)         -        -         -     (244)         -        (3.39)
Restructuring charges                               (9)       (97)         -        -        (9)    (107)     (0.12)       (1.49)
Reinsurance exposures charge                       (26)       (16)         -        -       (26)     (16)     (0.36)       (0.22)
Federal income tax rate change                       -         24          -        6         -       48          -         0.67
Tax audits                                           8          3          2        -         8        9       0.11         0.12
                                                ---------------------------------------------------------------------------------
Operating income (loss) as published              (233)      (556)       (38)     (62)      342      (82)      4.73        (1.14)
                                                ---------------------------------------------------------------------------------
After-tax realized investment gains (losses)
    before adjustments                              17        112         (3)      (4)       31      128       0.42         1.78
Tax audits                                           -          -          -        -        (1)      (6)     (0.01)       (0.09)
                                                ---------------------------------------------------------------------------------
After-tax realized investment gains (losses)
    as published                                    17        112         (3)      (4)       30      122       0.41         1.69
- ---------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                ($216)     ($444)      ($41)    ($66)     $372      $40      $5.14        $0.55
=================================================================================================================================

* Amounts include asbestos and environmental losses (other than the 1993 asbestos/environmental litigation charge noted in the adjustments) of $42 million and $118 million for the quarter and nine months of 1994, respectively, compared with $30 million and $102 million for the same periods of 1993.